NUMBER 00	SHARES

INCORPORATED UNDER THE LAWS OF THE STATE OF DELAWARE
MEDSIGN INTERNATIONAL CORPORATION

Authorized Capital Stock 75,000,000 Common Shares with a Par Value of $.001 Per Share

This Certifies That ____________________________________ is the owner of__________________________________________fully paid and non-assessable Shares of the Capital Stock of the above named Corporation transferable only on the books of the Corporation by the holder hereof in person or by duly authorized Attorney upon surrender of this Certificate properly endorsed.

In Witness Whereof, the said Corporation has caused this Certificate to be signed by its duly authorized officer and its Corporate Seal to be hereunder affixed this ______ day of _________A.D._______.

_________________________ Secretary	_________________________ President